Appvion Reports Second Quarter 2013 Results

APPLETON, Wis., Aug. 5, 2013 /PRNewswire/ --

  Operating income was $20.4 million; up nearly 9% on an adjusted basis compared to second quarter 2012
  Net sales of $201.5 million down nearly 6%, including a 4% decrease resulting from discontinued sales to non-strategic international markets
  Net sales of thermal papers up over 5%; shipments up over 7%
  External net sales of Encapsys® up nearly 5%; external shipments flat
  Net sales of carbonless papers down 17%, including a 8% decrease resulting from discontinued sales to non-strategic international markets; shipments down 21%
  Voluntary refinancing extends debt maturities, reduces interest costs and increases financial flexibility and liquidity options

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Appvion's second quarter 2013 net sales of $201.5 million decreased 5.8% compared to second quarter 2012 net sales of $213.9 million. Those results included a 4.2% decrease resulting from discontinued sales of carbonless paper into certain non-strategic international markets. Second quarter 2013 sales of thermal papers were 5.3% higher than the previous year quarter while external Encapsys sales improved by 4.9%.

Appvion reported second quarter 2013 operating income of $20.4 million compared to an operating loss of $30.6 million during second quarter 2012. Second quarter 2012 results included $42.9 million of expense related to ceasing papermaking operations at the West Carrollton, Ohio, facility and transitioning to Domtar base paper. In addition, second quarter 2012 spending included $6.5 million of costs associated with the business combination transaction that was discontinued.

Appvion's net sales for the first six months of 2013 were $412.3 million compared to net sales of $433.5 million during the first half of 2012. Appvion reported operating income of $38.3 million for the first six months of 2013 compared to an operating loss of $80.5 million for the same period last year. Excluding one-time items, current year adjusted operating income of $40.7 million was $9.2 million higher than adjusted operating income reported for the first half of 2012. Prior year results included $105.1 million associated with ceasing papermaking operations and the base paper transition. In addition, first half 2012 results included $6.9 million of transaction costs discussed above.

The following schedule presents adjusted operating income for the three and six months ended June 30, 2013 and July 1, 2012.

	For the Three Months Ended June 30, 2013	For the Three Months Ended July 1, 2012	For the Six Months Ended June 30, 2013	For the Six Months Ended July 1, 2012
	(dollars in millions)
Operating income (loss)	$ 20.4	$ (30.6)	$ 38.3	$ (80.5)

Add:
Restructuring	--	1.0	--	26.5
Accelerated depreciation of decommissioned assets	--	36.9	--	62.2
Papermaking cessation costs, Domtar transition	--	5.0	2.0	16.4
Discontinued business combination transaction costs	--	6.5	--	6.9
Thermal capacity start-up costs	--	--	0.4	--
Adjusted operating income	$ 20.4	$ 18.8	$ 40.7	$ 31.5

Appvion continues to deliver improvements to adjusted operating income

Mark Richards, Appvion's chairman, president and chief executive officer, said the Company improved adjusted operating income by nearly 9% in second quarter and approximately 29% in first half 2013, respectively, compared to the same periods in 2012, despite soft economic conditions and the Company's less than optimal manufacturing performance.

"We overcame market and operational challenges to deliver improvements to adjusted operating income as we have in each of the past five quarters," said Richards.

Carbonless papers sales dropped 17% in second quarter 2013 and 19% in first half 2013 compared to the same periods in 2012. Richards noted the Company's voluntary exit from the non-strategic international markets accounted for approximately half of the decline in carbonless sales for second quarter and first half 2013 compared to the same periods in 2012. Adjusted operating income for carbonless declined over 3% compared to second quarter 2012, but rose approximately 24% in first half 2013 compared to the same prior year period.

Thermal papers net sales were up more than 5% compared to the same period in 2012. Thermal papers sales volume rose over 7%. Adjusted operating income rose approximately 1 % compared to second quarter 2012 despite the negative impact of temporary operational inefficiencies, and grew more than 13% compared to first half 2012.

Net sales were flat and shipment volumes were nearly 3% lower for the Company's Encapsys division compared to second quarter 2012 as the nearly 5% increase in sales to external customers was offset by lower internal sales to the carbonless business segment. Encapsys operating income rose nearly 11% compared to second quarter 2012 and approximately 32% in first half 2013 compared to the same period in 2012.

Second Quarter and First Half Business Unit Results (dollars in thousands):

	Net Sales for the Three Months Ended		Operating Income (Loss) for the Three Months Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Carbonless Papers	$ 88,287	$ 106,329	$ 8,889	$ (13,495)
Thermal Papers	104,828	99,579	12,104	(8,279)
Encapsys	12,950	12,865	3,254	2,932
Other (Unallocated)	--	--	(3,127)	(11,026)
Intersegment (a)	(4,565)	(4,872)	(681)	(700)
	$ 201,500	$ 213,901	$ 20,439	$ (30,568)

	Net Sales for the Six Months Ended		Operating Income (Loss) for the Six Months Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Carbonless Papers	$ 178,027	$ 219,876	$ 19,683	$ (40,750)
Thermal Papers	217,394	198,412	18,530	(30,061)
Encapsys	26,068	26,194	6,690	5,074
Other (Unallocated)	--	--	(5,191)	(13,171)
Intersegment (a)	(9,155)	(10,951)	(1,391)	(1,641)
	$ 412,334	$ 433,531	$ 38,321	$ (80,549)

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers

Second quarter 2013 net sales of $88.3 million were down 17.0%, compared to second quarter 2012, on lower shipment volumes of approximately 21%. Lower shipment volumes included a 12% decrease resulting from discontinued sales of carbonless papers into certain non-strategic international markets. During the first six months of 2013, carbonless net sales totaled $178.0 million, a decrease of 19.0 % from the prior year. Year-to-date shipment volumes were approximately 24% lower than last year. Approximately half of this decrease related to the decision not to sell carbonless papers into certain non-strategic international markets. During the first half of the current year, the impact of lower volumes was partially offset by the benefit realized from favorable pricing.

	For the Three Months Ended June 30, 2013	For the Three Months Ended July 1, 2012	For the Six Months Ended June 30, 2013	For the Six Months Ended July 1, 2012
	(dollars in millions)
Operating income (loss)	$ 8.9	$ (13.5)	$ 19.7	$ (40.7)

Add:
Restructuring	--	0.6	--	14.6
Papermaking cessation costs, Domtar transition	--	1.8	0.1	7.9
Accelerated depreciation of decommissioned assets	--	20.3	--	34.2
Adjusted operating income	$ 8.9	$ 9.2	$ 19.8	$ 16.0

The current quarter benefit realized from favorable product mix nearly offset the impact of lower shipment volumes. Current quarter results also reflect the cost of the annual maintenance shutdown of paper mill in Roaring Spring, Pennsylvania. The $4 million cost associated with the 2013 shutdown exceeded those for 2012 by $0.4 million. First half 2013 adjusted operating income benefited from improved price and mix more than offsetting the negative impact of lower shipment volumes.

Thermal Papers

Current quarter net sales increased 5.3%, compared to the prior year quarter, driven by increased shipment volumes of over 7%. Second quarter 2013 shipment volumes of thermal receipt paper were approximately 8% higher than the prior year. Tag, label and entertainment (TLE) product shipments increased nearly 7% over the prior year.

	For the Three Months Ended June 30, 2013	For the Three Months Ended July 1, 2012	For the Six Months Ended June 30, 2013	For the Six Months Ended July 1, 2012
	(dollars in millions)
Operating income (loss)	$ 12.1	$ (8.3)	$ 18.5	$ (30.1)

Restructuring	--	0.4	--	11.9
Papermaking cessation costs, Domtar transition	--	3.2	1.9	8.5
Thermal capacity start-up costs	--		0.4
Accelerated depreciation of decommissioned assets	--	16.6	--	28.0
Adjusted operating income	$ 12.1	$ 11.9	$ 20.8	$ 18.3

Year-over-year, adjusted operating income was also favorably impacted by volume increases which more than offset the impact of temporary negative manufacturing operations resulting primarily from continuing base paper transition challenges.

Encapsys
Second quarter 2013 net sales of $13.0 million were flat when compared to second quarter 2012. Current quarter external net sales were 4.9% higher based on improved mix. Year-to-date 2013, net sales of $26.1 million were flat compared to the same period last year. External net sales were 11.0% higher on increased external shipment volumes of nearly 9%. Operating income from external sales of $2.6 million in second quarter and $5.3 million in first half 2013 increased 15.3% in second quarter and 54.4% in first half 2013 compared to the same periods in 2012.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Second quarter 2013 unallocated corporate expenses totaled $3.1 million compared to the second quarter 2012 total of $11.0 million, which included $6.5 million of costs associated with the business combination transaction that was discontinued. First half 2013 unallocated corporate expenses decreased by $8.0 million compared to first half 2012 which included $6.9 million of transaction costs.

Debt Refinancing

On June 28, 2013, Appvion completed a voluntary refinancing of a portion of its debt to extend debt maturities, reduce interest costs and increase financial flexibility and liquidity options. The refinancing included the execution of a new credit agreement providing for a $100 million revolving line of credit due June 2018 and a $335 million first lien term loan due June 2019. Proceeds from the first lien term loan, less expenses and discounts, were $326.3 million. These proceeds were used to redeem $300.7 million of the 10.5% senior secured first lien notes due June 2015, pay $1.1 million of interest due on the notes, pay $18.1 million of note premiums and costs associated with the note redemption, repay $6.0 million of the old revolver and pay $0.4 million of interest and fees due on the old revolver. As a result of the voluntary refinancing, the Company recorded $24.8 million of debt extinguishment expense.

Balance Sheet
At the end of second quarter 2013, the Company held cash balances of $6.6 million compared to cash balances of $1.9 million at year-end 2012. Working capital increased by $28.1 million, primarily due to a decrease in accounts payable and other accrued liabilities of $18.6 million and an increase in inventories of $8.9 million. During first half 2013, the Company invested $10.5 million in capital projects compared to $4.4 million invested during the first half of 2012. Net debt was $573.4 million, up $59.7 million from year-end 2012, as significant cash payments including $29.1 million of debt interest, $23.9 million of refinancing costs, $9.1 million of net common stock redemptions and $8.8 million of pension contributions were made during the first six months of the year. The Company had approximately $56 million of liquidity at the end of the current quarter.

Outlook
Richards said the Company expects continued growth in sales and operating income from the thermal papers segment. Demand for thermal receipt paper has not changed significantly despite the recent withdrawal of a competitor in the U.S. market. Increased competition from international thermal paper producers and a competitor's release of inventory prior to its exit from the U.S. market have kept demand for Appvion thermal receipt paper consistent with historical growth.

Richards said the Company has completed the full-year cycle following its decision to exit certain non-strategic international markets. While the Company's carbonless paper sales are expected to decline, the rate of that decline is more likely to reflect historical market trends of 7% to 10%. Appvion will continue to drive for earnings improvements in its carbonless paper segment through improved product mix, increased average prices and aggressive cost management.

The outlook for Encapsys remains unchanged from previous guidance with sales and earnings expected to be essentially flat in 2013, compared to 2012, as the Company prepares for expected growth in 2014 and beyond due to geographical expansion and new product launches. Preliminary work on a microencapsulation capacity expansion in Europe will begin in the third quarter. Encapsys recently introduced two of its own branded products. EnLighten™ Engineered Pigment is an encapsulated pigment designed for the pulp and paper, paints and coatings and other industrial segments. EnFinit™ Never Release Microcapsules are unbreakable capsules designed for use in building and construction applications. The Company began making commercial shipments of EnFinit in July.

Earnings release conference call
Appvion will host a conference call to discuss its second quarter 2013 results on Tuesday, August 6, 2013, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted Operating Income information, which is defined as operating income (loss) of Appvion, determined in accordance with all applicable and effective U.S. generally accepted accounting principles (GAAP), before certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Appvion is also providing Adjusted EBITDA information, which is defined as net loss of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and non-cash items for the applicable period, as a complement to GAAP results. Adjusted Operating Income and Adjusted EBITDA measures are commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted Operating Income and Adjusted EBITDA are not considered measures of financial performance under GAAP, and the items excluded from Adjusted Operating Income and Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted Operating Income and Adjusted EBITDA should not be considered in isolation or as alternatives to, or superior to, such GAAP measures as net income, cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in accompanying tables. Since Adjusted Operating Income and Adjusted EBITDA are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted Operating Income and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Three Months Ended June 30, 2013	For the Three Months Ended July 1, 2012

Net sales	$ 201,500	$ 213,901
Cost of sales	148,717	201,257

Gross profit	52,783	12,644

Selling, general and administrative expenses	32,344	42,176
Restructuring	--	1,036

Operating income (loss)	20,439	(30,568)

Other expense (income)
Interest expense	14,788	15,086
Debt extinguishment expense	24,767
Foreign exchange (gain) loss	(331)	1,261
Other income	--	(40)

Loss before income taxes	(18,785)	(46,875)
Provision for income taxes	110	75

Net loss	$ (18,895)	$ (46,950)

Other Financial Data:

Normal depreciation and amortization	$ 7,719	$ 10,066
Accelerated depreciation associated with restructuring	--	36,873

Table 2

Appvion, Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)

	For the Six Months Ended June 30, 2013	For the Six Months Ended July 1, 2012

Net sales	$ 412,334	$ 433,531
Cost of sales	311,313	411,432

Gross profit	101,021	22,099

Selling, general and administrative expenses	62,700	76,176
Restructuring	--	26,472

Operating income (loss)	38,321	(80,549)

Other expense (income)
Interest expense	29,749	30,093
Debt extinguishment expense	24,767	-
Interest income	--	(12)
Foreign exchange loss	380	994
Other expense	--	72

Loss before income taxes	(16,575)	(111,696)
Provision for income taxes	177	140

Net loss	$ (16,752)	$ (111,836)

Other Financial Data:

Normal depreciation and amortization	$ 15,215	$ 20,398
Accelerated depreciation associated with restructuring	--	62,253

Table 3

Appvion, Inc. Consolidated Balance Sheets (dollars in thousands) (unaudited)

	June 30, 2013	December 29, 2012

Cash and cash equivalents	$ 6,553	$ 1,851
Accounts receivable	90,997	92,680
Inventories	103,150	94,349
Other current assets	69,676	70,620
Total current assets	270,376	259,500

Property, plant and equipment, net	242,126	243,265

Other long-term assets	59,910	58,325

Total assets	$ 572,412	$ 561,090

Accounts payable	$ 65,807	$ 68,600
Other current liabilities	165,595	126,077
Total current liabilities	231,402	194,677

Long-term debt	518,040	511,624

Other long-term liabilities	200,024	207,686
Total equity	(377,054)	(352,897)

Total liabilities & equity	$ 572,412	$ 561,090

Appvion, Inc. Adjusted EBITDA (dollars in thousands) (unaudited)

	For the Three Months Ended June 30, 2013	For the Three Months Ended July 1, 2012	For the Six Months Ended June 30, 2013	For the Six Months Ended July 1, 2012

Net loss	$ (18,895)	$ (46,950)	$ (16,752)	$ (111,836)

Add:
Interest expense, net	14,788	15,086	29,749	30,081
Debt extinguishment expense	24,767	-	24,767	-
Provision for income taxes	110	75	177	140
Depreciation	7,148	46,367	14,073	81,508
Amortization	571	572	1,142	1,143
Foreign exchange (gain) loss	(331)	1,261	380	994
Other (income) expense	--	(40)	--	72

EBITDA	28,158	16,371	53,536	2,102

Restructuring	--	1,036	--	26,472
Papermaking cessation costs, Domtar transition	--	5,016	2,039	16,400

Discontinued business combination transaction costs	--	6,486	--	6,891

Thermal capacity start-up costs	--	--	343	--

Adjusted EBITDA	$ 28,158	$ 28,909	$ 55,918	$ 51,865

CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 1-920-991-8613, bvandenbrandt@appvion.com